Exhibit 8.2

July 22, 2014

Boards of Directors

Pathfinder Bancorp, MHC (the “Mutual Holding Company”)

Pathfinder Bancorp, Inc. (the “Mid-Tier Holding Company” or “Pathfinder-Federal”)

Pathfinder Bancorp, Inc. (the “Holding Company” or “New Pathfinder”)

Pathfinder Bank (the “Bank”)

RE:  New York State (NYS) Income and Franchise Tax Consequences of Conversion of Pathfinder Bancorp, MHC from a Federally Chartered Mutual Holding Company to a Maryland Stock Corporation

To the Members of the Boards of Directors:

Scope of Opinion

You have requested our opinion with regard to the material New York State (NYS) income and franchise tax consequences resulting directly from the conversion of Pathfinder Bancorp, MHC, a federally chartered mutual holding company (the “Mutual Holding Company”), into the capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion and Reorganization of Pathfinder Bancorp, MHC, Pathfinder Bancorp, Inc., and Pathfinder Bank dated April 8, 2014 (the “Plan”). Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan and/or the Federal Tax Opinion.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan. We have also relied on the facts, assumptions and federal income tax conclusions set forth in the Federal Tax Opinion issued by Luse Gorman Pomerenk & Schick P.C. on July 22, 2014. We have reasonably assumed these facts to be complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion. If any of the facts, assumptions or federal income tax conclusions in the Federal Tax Opinion are inaccurate or incorrect, our opinion expressed herein may require modification.

We have not considered any non-income tax, or federal, local or foreign income tax consequences (other than the NYS Franchise Tax on Banking Corporations).  We have also not considered NYS taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of the above-specified NYS taxes.  We also express no opinion on non-tax issues such as corporate law or securities law matters.  We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Boards of Directors

Pathfinder Bancorp, MHC (the “Mutual Holding Company”)

Pathfinder Bancorp, Inc. (the “Mid-Tier Holding Company” or “Pathfinder-Federal”)

Pathfinder Bancorp, Inc. (the “Holding Company” or “New Pathfinder”)

Pathfinder Bank (the “Bank”)

July 22, 2014

In connection with our opinion, we have examined originals or copies, certified or otherwise, and identified to our satisfaction the Plan and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below.  In our examination, we have assumed the conformity to the originals of all documents submitted to us as copies.  We have also relied upon the assumptions that:

(i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic,

(ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been or will not be amended or modified in any respect,

(iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, and

(iv) the factual matters, statements, and recitations contained in the documents are accurate, true and complete.

You have represented to us that we have been provided all of the facts necessary to render our opinion.

Statement of Facts

Pathfinder Bank (the “Bank”) is a New York chartered community bank that has served the banking needs of its customers since 1859. Since 1997 the Bank has operated in a two-tiered mutual holding company structure. Pathfinder-Federal is a federally chartered, publicly-traded stock holding company and the parent company of Pathfinder Bank. Pathfinder-Federal’s parent company is the Mutual Holding Company, which owned 60.4% of Pathfinder-Federal at March 31, 2014. The remaining 39.6% of Pathfinder-Federal’s common stock outstanding was owned by the public.

The Mutual Holding Company is a mutual holding company with no capital stock or direct owners. Rather, the owners of the Mutual Holding Company are the depositors of the Bank, who are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. Depositors of the Bank have no voting rights with respect to the Mutual Holding Company, except for the right to vote on the Conversion.

Proposed Transaction

The Boards of Directors of the Mutual Holding Company, Pathfinder-Federal and the Bank adopted the Plan providing for the conversion of the Mutual Holding Company from the mutual to the capital stock form of organization. As part of the Conversion, New Pathfinder will succeed to all the rights and obligations of the Mutual Holding Company and Pathfinder-Federal, and will offer shares of Holding Company Common Stock to the Bank’s depositors and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows, in such order as is necessary to consummate the Conversion:

(1)	Pathfinder Bancorp, Inc., a Maryland corporation (New Pathfinder), will be organized as a first-tier stock subsidiary of Pathfinder-Federal.

(2)	The Mutual Holding Company will merge with and into Pathfinder-Federal with Pathfinder-Federal as the surviving entity (the “MHC Merger”), whereby the shares of Pathfinder-Federal held by the Mutual Holding Company will be cancelled and Qualifying Depositors will constructively receive liquidation interests in Pathfinder-Federal in exchange for their ownership interests in the Mutual Holding Company.

Boards of Directors

Pathfinder Bancorp, MHC (the “Mutual Holding Company”)

Pathfinder Bancorp, Inc. (the “Mid-Tier Holding Company” or “Pathfinder-Federal”)

Pathfinder Bancorp, Inc. (the “Holding Company” or “New Pathfinder”)

Pathfinder Bank (the “Bank”)

July 22, 2014

(3)	Immediately after the MHC Merger, Pathfinder-Federal will merge with and into New Pathfinder (the “Mid-Tier Merger”), with New Pathfinder as the surviving entity. As part of the Mid-Tier Merger, the liquidation interests in Pathfinder-Federal constructively received by Qualifying Depositors as part of the MHC Merger will automatically, without further action on the part of the holders thereof, be exchanged for interests in the Liquidation Account, and each of the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive shares of New Pathfinder common stock (“Holding Company Common Stock”) based upon the Exchange Ratio.

(4)	Immediately after the Mid-Tier Merger, New Pathfinder will offer for sale Holding Company Common Stock in the Offering.

(5)	New Pathfinder will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by New Pathfinder for the benefit of Qualifying Depositors who continue to maintain their deposit accounts with the Bank. The terms of the Liquidation Account are described in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Pathfinder-Federal common stock owned by Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio. The Exchange Ratio ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Pathfinder-Federal common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the Offering and receipt of cash in lieu of fractional shares, and prior to any adjustment for assets held by the Mutual Holding Company (other than shares of stock in Pathfinder-Federal). As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors and to members of the public in the Offering.

As a result of the Conversion and Offering, New Pathfinder will be a publicly-held corporation, will register New Pathfinder Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of New Pathfinder and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

Effect of Misstatement of, or Changes in, Facts, Assumptions or Representations

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.

Opinion

You have provided us with a copy of the Federal Tax Opinion regarding the Plan in which Luse Gorman Pomerenk & Schick P.C. has opined that the various proposed transactions to be undertaken as part of the Plan will be treated for federal income tax purposes as “reorganizations” within the meaning of §368(a)(1) of the Internal Revenue Code of 1986, as amended.

Boards of Directors

Pathfinder Bancorp, MHC (the “Mutual Holding Company”)

Pathfinder Bancorp, Inc. (the “Mid-Tier Holding Company” or “Pathfinder-Federal”)

Pathfinder Bancorp, Inc. (the “Holding Company” or “New Pathfinder”)

Pathfinder Bank (the “Bank”)

July 22, 2014

Our opinion regarding the NYS income and franchise tax consequences related to the Plan adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion. Our opinion assumes that the ultimate federal income tax consequences of the Plan will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the NYS income and franchise tax effects of the Plan:

1.	It is more likely than not that the federal tax treatment of the Plan, including the MHC Merger and Mid-Tier Merger, will be respected in determining the computation of NYS taxable income (more specifically entitled “allocated entire net income” and “allocated alternative entire net income” for purposes of the NYS Franchise Tax on Banking Corporations) of the Mutual Holding Company, Mid-Tier Holding Company, Holding Company, and Bank.

2.	It is more likely than not that the federal tax treatment of the receipt of subscription rights and/or liquidation interests by Qualifying Depositors and Other Depositors under the Plan will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “entire net income” or “minimum taxable income”) of the Qualifying Depositors and Other Depositors who are otherwise required to file a NYS corporate or personal income tax return.

3.	It is more likely than not that the federal tax treatment of the Plan will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “entire net income” or “minimum taxable income”) of the Mid-Tier Holding Company shareholders upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock.

4.	It is more likely than not that the federal tax treatment of the Plan will be respected in determining the computation of NYS taxable income (or for corporations, more specifically entitled “entire net income” or “minimum taxable income”) of the Minority Stockholders who receive payment of cash in lieu of fractional shares upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock.

Limitations on Opinion

Our opinion is as of July 22, 2014 and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date.  Our opinion is based solely upon our interpretation of the current New York Tax Law, New York Code, New York Department of Taxation administrative interpretations, and judicial interpretations as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, New York Tax Law, New York Code, New York Department of Taxation administrative interpretations or in the prevailing judicial interpretations of the foregoing, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Our opinion is not binding on the New York State Department of Taxation & Finance, and there can be no assurance that the New York State Department of Taxation & Finance will not take a position contrary to the conclusions reached in the opinion.  In the event of such disagreement, there can be no assurance that the New York State Department of Taxation & Finance would not prevail in a judicial proceeding.

Boards of Directors

Pathfinder Bancorp, MHC (the “Mutual Holding Company”)

Pathfinder Bancorp, Inc. (the “Mid-Tier Holding Company” or “Pathfinder-Federal”)

Pathfinder Bancorp, Inc. (the “Holding Company” or “New Pathfinder”)

Pathfinder Bank (the “Bank”)

July 22, 2014

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues.  It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material NYS income and franchise tax consequences to the Mutual Holding Company, Mid-Tier Holding Company, Holding Company, Bank, Qualifying Depositors, and Other Depositors of the transaction as described herein; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the NYS income and franchise tax consequences and our New York tax opinion may differ from what is contained herein.  If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the NYS income and franchise tax consequences, if any.  We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter.

Consent

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion of a Mutual Holding Company filed with the FRB and to New Pathfinder’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering – Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

BONADIO & CO., LLP